Exhibit 99.1

News Release

Atlas Technical Consultants, Inc. Announces Commencement of Exchange Offer and Consent Solicitation Relating to Warrants

AUSTIN, Texas – (BUSINESS WIRE) – October 19, 2020 – Atlas Technical Consultants, Inc. (NASDAQ: ATCX) (“Atlas” or the “Company”), a leading provider of professional testing, inspection, engineering, environmental and consulting services, today announced that it has commenced an exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding public warrants and private placement warrants (collectively, the “warrants”) to purchase shares of Class A common stock, par value $0.0001 per share, of the Company. The purpose of the Offer and Consent Solicitation is to simplify the Company’s capital structure and reduce the potential dilutive impact of the warrants, thereby providing the Company with more flexibility for financing its operations in the future.

The Offer and Consent Solicitation are being made pursuant to a Prospectus/Offer to Exchange dated October 19, 2020, and Schedule TO, dated October 19, 2020, each of which has been filed with the U.S. Securities and Exchange Commission (“SEC”) and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

The Company is offering to all holders of its warrants the opportunity to receive 0.185 shares of Class A common stock in exchange for each outstanding warrant tendered by the holder and exchanged pursuant to the Offer. The Company’s Class A common stock and public warrants are listed on the Nasdaq Stock Market under the symbols “ATCX” and “ATCXW,” respectively. As of October 19, 2020, a total of 23,750,000 warrants were outstanding. Pursuant to the Offer, the Company is offering up to an aggregate of 4,393,750 shares of its Class A common stock in exchange for the warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of all outstanding warrants to amend the warrant agreement that governs all of the warrants to permit the Company to require that each public warrant that is outstanding upon the closing of the Offer be converted into 0.1665 shares of Class A common stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”).

As of October 19, 2020, holders of approximately 53.1% of the total warrants outstanding have agreed to consent to the Warrant Amendment in the Consent Solicitation. Therefore, if the other conditions described herein are satisfied or waived, then the Warrant Amendment will be adopted.

The offering period will continue until midnight (end of day), Eastern Standard Time, on November 16, 2020, or such later time and date to which the Company may extend, as described in the Schedule TO and Prospectus/Offer to Exchange (the “Expiration Date”). Tendered warrants may be withdrawn by holders at any time prior to the Expiration Date.

The Company has engaged BofA Securities, Inc. as the Dealer Manager for the Offer and Consent Solicitation. Any questions or requests for assistance concerning the Offer and Consent Solicitation may be directed to BofA Securities, Inc. at (888) 803-9655 (toll-free). D.F. King & Co., Inc. has been appointed as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company has been appointed as the Exchange Agent.

Important Information

Copies of the Schedule TO and Prospectus/Offer to Exchange will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to BofA Securities, Inc. at (888) 803-9655 (toll-free). A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC but has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the warrants or an offer to sell or a solicitation of an offer to buy any shares of Class A common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

Holders of the warrants are urged to read the Schedule TO and Prospectus/Offer to Exchange carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of warrants should tender warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of professional testing, inspection, engineering, environmental, program management and consulting services. Under the name Atlas Technical Consultants, we offer solutions to public and private sector clients in the transportation, commercial, water, government, education and industrial markets. With more than 100 offices in 40 states and 3,300+ employees, Atlas provides a broad range of mission-critical technical services, helping clients test, inspect, certify, plan, design and manage a wide variety of projects across diverse end markets. For more information, go to https://www.oneatlas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including but not limited to, statements relating to the Company’s expectations regarding the completion, timing and size of the proposed public offering. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms, including without limitation, risks related to customary closing conditions or other risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and in the preliminary prospectus related to the proposed offering filed with the Securities Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

512-851-1507

ir@oneatlas.com

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